Exhibit 12.1
Bank of Montreal
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CANADIAN GAAP

	Three
	Months
	Ended	Year Ended October 31
	January 31,
(in millions of Canadian dollars, except for ratios)	2008	2007	2006	2005	2004	2003
EXCLUDING INTEREST ON DEPOSITS

Fixed Charges
Interest expensed and capitalized (excluding deposits) (1)	$738	$3,097	$2,434	$1,679	$1,116	$1,193
Estimated interest within rental expense	25	100	97	82	76	74
Preferred dividend requirement (2)	10	47	38	41	44	52

Total Fixed Charges	$773	$3,244	$2,569	$1,801	$1,236	$1,319

Earnings
Income from continuing operations before income taxes (3)	$182	$2,395	$3,453	$3,327	$3,283	$2,455
Adjusted for: Earnings and distributions related to equity investees	(5)	(35)	27	(5)	(24)	(30)
Fixed Charges (excluding preferred dividend requirement)	763	3,197	2,531	1,760	1,192	1,267

Earnings	$940	$5,558	$6,010	$5,082	$4,450	$3,692

Ratio of Earnings to Fixed Charges, excluding interest on deposits	1.22	1.71	2.34	2.82	3.60	2.80

INCLUDING INTEREST ON DEPOSITS

Fixed Charges
Interest expensed and capitalized (including deposits) (1)	$3,035	$11,002	$8,177	$5,382	$3,860	$4,150
Estimated interest within rental expense	25	100	97	82	76	74
Preferred dividend requirement (2)	10	47	38	41	44	52

Fixed Charges	$3,070	$11,149	$8,312	$5,504	$3,980	$4,276

Earnings
Income from continuing operations before income taxes (3)	$182	$2,395	$3,453	$3,327	$3,283	$2,455
Adjusted for: Earnings and distributions related to equity investees	(5)	(35)	27	(5)	(24)	(30)
Fixed Charges (excluding preferred dividend requirement)	3,060	11,102	8,274	5,463	3,936	4,224

Earnings	$3,237	$13,463	$11,753	$8,785	$7,194	$6,649

Ratio of Earnings to Fixed Charges, including interest on deposits	1.05	1.21	1.41	1.60	1.81	1.56

(1)	Includes amortization of debt issuance costs.

(2)	Represents pre-tax earnings required to pay preferred dividends.

(3)	Adjusted for capitalized interest in 2005 and 2006.

Bank of Montreal
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
U.S. GAAP

	Three
	Months
	Ended
	Ended	Year Ended October 31
	January 31,
(in millions of Canadian dollars, except for ratios)	2008	2007	2006	2005	2004	2003
EXCLUDING INTEREST ON DEPOSITS

Fixed Charges
Interest expensed and capitalized (excluding deposits) (1)	$715	$2,998	$2,335	$1,582	$992	$1,070
Estimated interest within rental expense	25	100	97	82	76	74
Preferred dividend requirement (2)	10	47	38	41	44	51

Total Fixed Charges	$750	$3,145	$2,470	$1,704	$1,111	$1,195

Earnings
Income from continuing operations before income taxes (3)	$208	$2,439	$3,435	$3,221	$3,334	$2,532
Adjusted for: Earnings and distributions related to equity investees	(5)	(35)	27	(5)	(24)	(30)
Fixed Charges (excluding preferred dividend requirement)	740	3,098	2,432	1,663	1,068	1,144

Earnings	$943	$5,503	$5,893	$4,879	$4,377	$3,646

Ratio of Earnings to Fixed Charges, excluding interest on deposits	1.26	1.75	2.39	2.86	3.94	3.05

INCLUDING INTEREST ON DEPOSITS

Fixed Charges
Interest expensed and capitalized (including deposits) (1)	$3,012	$10,903	$8,078	$5,285	$3,736	$4,027
Estimated interest within rental expense	25	100	97	82	76	74
Preferred dividend requirement (2)	10	47	38	41	44	51

Fixed Charges	$3,047	$11,050	$8,213	$5,407	$3,855	$4,152

Earnings
Income from continuing operations before income taxes (3)	$208	$2,439	$3,435	$3,221	$3,334	$2,532
Adjusted for: Earnings and distributions related to equity investees	(5)	(35)	27	(5)	(24)	(30)
Fixed Charges (excluding preferred dividend requirement)	3,037	11,003	8,175	5,366	3,812	4,101

Earnings	$3,240	$13,408	$11,636	$8,582	$7,121	$6,603

Ratio of Earnings to Fixed Charges, including interest on deposits	1.06	1.21	1.42	1.59	1.85	1.59

(1)	Includes amortization of debt issuance costs.

(2)	Represents pre-tax earnings required to pay preferred dividends.

(3)	Adjusted for capitalized interest in 2005 and 2006.